Exhibit 99.1
NEWS RELEASE
846 N. Mart-Way Court, Olathe, KS 66061	Phone: 913-647-0158	Fax: 913-647-0132
investorrelations@elecsyscorp.com

FOR IMMEDIATE RELEASE:

Contact:	Karl B. Gemperli (913) 647-0158, Phone (913) 647-0132, Fax investorrelations@elecsyscorp.com

ELECSYS CORPORATION OPENS ITS NEW FACILITY IN OLATHE KANSAS

Olathe, Kansas (September 6, 2006) - Elecsys Corporation (AMEX: ASY; the “Company”), today announced that it has closed on its new headquarters and production facility located at 846 N. Mart-Way Court in Olathe’s K.C. Road Business Park. The 60,100 sq.ft. building will consolidate both of the Company’s operating subsidiaries, DCI, Inc. and NTG, Inc., into one location. Occupancy should be completed by the end of September and the Company expects the sale of its existing headquarters building to be completed later in September. The new facility was constructed by Rose Construction Company, Inc. with financing provided by Bank Midwest through $5 million of Industrial Revenue Bonds issued by the City of Olathe, Kansas.

Karl B. Gemperli, Chief Executive Officer, commented, “After many months of detailed planning and development, we are very excited to relocate our operations to the new state-of-the-art manufacturing facility we have constructed. Our team enjoyed working with Rose Construction, Bank Midwest, and the City of Olathe throughout the development of the project. We believe that with the additional production we are positioned to sustain our anticipated long-term growth and to pursue a wide variety of future market opportunities.”

Elecsys Corporation is a publicly traded holding company with two wholly owned subsidiaries, DCI, Inc. and NTG, Inc. DCI designs, manufactures, and integrates custom electronic interface solutions for original equipment manufacturers in the aerospace, medical, communications, industrial product, and other industries. DCI has specialized capabilities to design and efficiently manufacture custom electronic assemblies which integrate a variety of interface technologies, such as custom liquid crystal displays, light emitting diode displays, and keypads, with circuit boards and other electronic components. NTG designs, markets, and provides remote monitoring solutions for the gas and oil pipeline industry as well as other industries requiring remote monitoring solutions. For more information, visit our website at www.elecsyscorp.com.

Safe-Harbor statement: The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-KSB for the year ended April 30, 2006. The reader is cautioned that Elecsys Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.